EXHIBIT 2.1









                            ASSET PURCHASE AGREEMENT

                                  by and among

                              DISC GRAPHICS, INC.,

                                  as Purchaser,

                       CONTEMPORARY COLOR GRAPHICS, INC.,

                                   as Seller,

                                       and

                          LAURENCE LOCKS, RONALD LOCKS,
                       ANTHONY CUTRONE and MICHAEL CUTRONE

                                 as Shareholders

                            Dated as of July 1, 1999










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                                TABLE OF CONTENTS


RECITALS.....................................................................  1

ARTICLE I
PURCHASE OF THE ASSETS; ASSUMPTION OF THE
ASSUMED LIABILITIES..........................................................  1
     Section 1.1    Purchase of the Assets...................................  1
     Section 1.2    Excluded Assets..........................................  4
     Section 1.3    Assumed Liabilities......................................  4
     Section 1.4    Liabilities Not Assumed..................................  5
     Section 1.5    Proration of Lease Payments, Utility Charges and Other
                    Payments.................................................  6
     Section 1.6    Proration of Taxes.......................................  7
     Section 1.7    Purchase Price...........................................  7
     Section 1.8    Minimum Working Capital..................................  9
     Section 1.9    Closing Date Balance Sheet...............................  9
     Section 1.10   Dispute Resolution.......................................  9
     Section 1.11   Closing Date............................................. 10

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE SHAREHOLDERS........................................... 10
     Section 2.1    Organization and Qualification........................... 10
     Section 2.2    Capitalization; Title to the Securities.................. 10
     Section 2.3    No Equity Interests...................................... 10
     Section 2.4    Options or Other Rights.................................. 10
     Section 2.5    Validity and Execution of Agreement...................... 10
     Section 2.6    No Conflict.............................................. 11
     Section 2.7    Genuiness and Authenticity of Books and
                    Records Furnished to the Purchaser....................... 11
     Section 2.8    Certificate of Incorporation and By-laws................. 11
     Section 2.9    Financial Statements..................................... 11
     Section 2.10   Undisclosed Liabilities.................................. 11
     Section 2.11   No Material Adverse Change............................... 12
     Section 2.12   Tax Matters.............................................. 12
     Section 2.13   Litigation............................................... 14
     Section 2.14   Contracts and Other Agreements........................... 14
     Section 2.15   Real Property............................................ 15
     Section 2.16   Transactions with Affiliates............................. 15
     Section 2.17   Accounts Receivable and Inventory........................ 15
     Section 2.18   Compensation Arrangements:  Officers and Directors....... 16
     Section 2.19   Tangible Property........................................ 16
     Section 2.20   Intangible Property...................................... 17
     Section 2.21   ERISA.................................................... 17
     Section 2.22   Employee Relations....................................... 18
     Section 2.23   Insurance................................................ 18
     Section 2.24   Licenses and Permits..................................... 18
     Section 2.25   Title; Liens............................................. 19
     Section 2.26   Compliance with Laws..................................... 19
     Section 2.27   Entire Business.......................................... 19
     Section 2.28   Environmental Matters.................................... 19
     Section 2.29   Web Site................................................. 21
     Section 2.30   Conduct of Business...................................... 21
     Section 2.31   Brokers.................................................. 21
     Section 2.32   Disclosure............................................... 21

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............................. 21
     Section 3.1    Organization and Capitalization.......................... 21
     Section 3.2    Validity and Execution of Agreement...................... 22
     Section 3.3    No Conflict.............................................. 22
     Section 3.4    Brokers.................................................. 22
     Section 3.5    Disclosure............................................... 22
     Section 3.6.   Litigation............................................... 22

ARTICLE IV
PRE-CLOSING COVENANTS OF THE SELLER AND THE SHAREHOLDERS..................... 22
     Section 4.1    Corporate Examinations and Investigations................ 23
     Section 4.2    Other Agreements......................................... 23
     Section 4.3    Name Changes............................................. 23
     Section 4.4    Employees................................................ 23
     Section 4.5    Returns and Taxes........................................ 24

ARTICLE V
CONDITIONS PRECEDENT TO THE CLOSING.......................................... 24
     Section 5.1    Conditions Precedent to the Obligations of Each Party.... 24
     Section 5.2    Conditions Precedent to the Obligations of the Purchaser to
                    Complete the Closing..................................... 25
     Section 5.3    Conditions Precedent to the Obligations of the Seller
                    and the Shareholders to Complete the Closing............. 26

ARTICLE VI
POST CLOSING COVENANTS....................................................... 27
     Section 6.1    Further Information...................................... 28
     Section 6.2    Record Retention......................................... 28
     Section 6.3    Tax Matters.............................................. 28
     Section 6.4    Non-Compete.............................................. 28
     Section 6.5    Tax Cooperation.  ....................................... 32

ARTICLE VII
SURVIVAL; INDEMNIFICATION.................................................... 32
     Section 7.1    Survival of Representations, Warranties, Covenants and
                    Agreements............................................... 33
     Section 7.2    Indemnification of the Purchaser......................... 33
     Section 7.3    Indemnification of the Seller and the Shareholders....... 33
     Section 7.4    Method of Asserting Claims............................... 33
     Section 7.5    Insurance................................................ 35
     Section 7.6    Basket................................................... 35
     Section 7.7    Cap on Indemnity Obligation of Seller.................... 35

ARTICLE VIII
TERMINATION OF AGREEMENT..................................................... 35
     Section 8.1    Termination.  ........................................... 35
     Section 8.2    Survival................................................. 36

ARTICLE IX
MISCELLANEOUS................................................................ 36
     Section 9.1    Certain Definitions...................................... 36
     Section 9.2    Expenses................................................. 42
     Section 9.3    Purchaser's Right to Off-Set............................. 42
     Section 9.4    Further Assurances....................................... 42
     Section 9.5    Notices.................................................. 42
     Section 9.6    Publicity................................................ 43
     Section 9.7    Entire Agreement......................................... 43
     Section 9.8    Waivers and Amendments................................... 43
     Section 9.9    Reserved................................................. 43
     Section 9.10   GOVERNING LAW............................................ 44
     Section 9.11   Binding Effect; Assignment............................... 44
     Section 9.12   Variations in Pronouns................................... 44
     Section 9.13   Counterparts............................................. 44
     Section 9.14   Exhibits, Schedules and Annexes.......................... 44
     Section 9.15   Bulk Sales Laws...........................................44
     Section 9.16   Headings................................................. 44
     Section 9.17   Severability of Provisions................................44




EXHIBITS

Exhibit A                  Promissory Note
Exhibit B                  Opinion of Counsel to the Seller and the Shareholders
Exhibit C                  Assignment and Assumption Agreement
Exhibit D                  Bill of Sale
Exhibit E                  Opinion of Counsel to the Purchaser
Exhibit F                  Form of Debentures
Exhibit G                  Employment Agreement
Exhibit H                  12/31/98 Balance Sheet


SCHEDULE

Schedule 1.1(d)    -       Personal Property
Schedule 1.1(h)    -       Logos, Symbols, Tradestyles
Schedule 1.2(f)    -       Excluded Assets
Schedule 1.7(a)(v) -       Assumed Debt
Schedule 1.7(b)    -       Allocation of Purchase Price
Schedule 2.1       -       Jurisdictions of Qualification
Schedule 2.6       -       Conflict with Laws, Agreements, etc.
Schedule 2.10      -       Undisclosed Liabilities
Schedule 2.12      -       Tax Matters
Schedule 2.13      -       Litigation
Schedule 2.14      -       Contracts & Other Agreements
Schedule 2.15      -       Real Property Lease
Schedule 2.16      -       Transactions with Affiliates
Schedule 2.17      -       Accounts Receivable
Schedule 2.18      -       Compensation
Schedule 2.19      -       Personal Property Leases
Schedule 2.20      -       List Tangible Property
Schedule 2.21      -       ERISA
Schedule 2.22      -       Employee Matters
Schedule 2.23      -       Insurance
Schedule 2.24      -       Licensing and Permits
Schedule 2.25      -       Liens
Schedule 2.28      -       Environmental Matters



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         ASSET PURCHASE  AGREEMENT (this  "Agreement") dated as of July 1, 1999, by and among DISC GRAPHICS, INC. (the "Purchaser"), CONTEMPORARY COLOR GRAPHICS, INC. (the "Seller"), and LAURENCE LOCKS, RONALD LOCKS, ANTHONY CUTRONE and MICHAEL CUTRONE (each a "Shareholder"; collectively, the "Shareholders").


                                    RECITALS


         A. The Seller is the owner of certain assets which relate to or are used in the business of commercial sheet fed printing and all activities related thereto (hereinafter referred to as the "Business").

         B. The Shareholders own all of the outstanding shares of capital stock of the Seller.

         C. The Seller wishes to sell, and the Purchaser wishes to purchase, the Assets (as hereinafter defined), and in connection therewith, the Purchaser will assume certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined) upon the terms and conditions hereinafter set forth.

         D. Capitalized terms used herein shall have the meanings given to them in Section 9.1 hereof.

         NOW,  THEREFORE,  in consideration of the mutual terms,  conditions and
other  agreements  set  forth  herein,   the  Purchaser,   the  Seller  and  the
Shareholders hereby agree as follows:

                                    ARTICLE I
                    PURCHASE OF THE ASSETS; ASSUMPTION OF THE
                               ASSUMED LIABILITIES

          Section 1.1 Purchase of the Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall acquire and purchase from the Seller, all of the right, title and interest of the Seller as of the Closing Date in and to all of the assets, properties and rights owned by the Seller, or used or usable by the Seller in the operation of the Business, of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the Books and Records of the Seller, other than those excluded pursuant to Section 1.2 (the foregoing are hereinafter collectively referred to as the "Assets"). Except as specifically excluded pursuant to Section 1.2, the Assets shall include, without limitation, all of the right, title and interest of the Seller in or to the following:

          (a) Real Property Lease. (i) The Seller's rights as a tenant under the lease of the real property located at 200 Executive Drive, Units D, E, F and G, Edgewood, New York 11717 (together with the buildings and permanent structures thereon, the "Real Property"), as more fully described on
                    Schedule 2.15 hereto (the "Real Property Lease");

           (b) Inventory. All inventories, including, without limitation, all work-in-process, finished goods, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or, to the extent relevant, located at suppliers' premises or customers' premises on consignment, in each case, which are used or held for use by the Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Seller against suppliers of such inventories (the "Inventory");

          (c) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights of the Business to receive payments arising out of sales occurring in the conduct of the Business prior to the Closing Date and which relate to services provided or goods sold and delivered prior to the Closing Date (the "Accounts Receivable");

          (d) Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property other than Inventory, used or held for use in the conduct of the Business at the location at which the Business is conducted or, to the extent relevant, at suppliers' premises or customers' premises on consignment, or otherwise used or held for use by the Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person which shall include but not be limited to the tangible personal property set forth on Schedule 1.1(d) annexed hereto;

          (e) Personal Property Leases. The Seller's rights as a tenant or a subtenant under the leases or subleases of tangible personal property, if any, set forth on Schedule 2.19 hereto (the "Personal Property Leases");

          (f) Business Contracts. All contracts and other agreements (other than the Real Property Leases and Personal Property Leases and the Accounts Receivable) to which the Seller is a party and which are utilized in the conduct of the Business, including without limitation contracts and other agreements relating to suppliers, sales representatives, distributors,


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                    consultants,   customers,  purchase  orders,  marketing  and
                    purchasing arrangements (the "Business Contracts");

          (g) Prepaid Expenses. All prepaid expenses relating to the Assets or the Assumed Liabilities, including, without limitation, unbilled charges and deposits relating to the operation of the Business;

          (h) Intangible Property. All intellectual property rights used or held for use in the conduct of the Business (including the Seller's goodwill therein) all rights, privileges, claims, causes of action and options relating or pertaining to the Business or its assets or properties, including, but not limited to, Seller's business and marketing plans, copyrights and applications therefor, inventions, patents and applications therefor, trademarks, trade names, service marks and all names and slogans used by the Seller in connection with the Business, including, without limitation, the names Contemporary Color Graphics, CCG, PC Color, NuColor, Contemporary Imaging, Living Color and Progressive Label and Litho, together with the logos, symbols and tradestyles included in Schedule 1.1(h) hereto and, to the extent the Seller has transferable rights therein, all computer software (including source codes) and related documentation and licenses (the "Intangible Property");

          (i) Licenses. All licenses, permits, franchises, approvals and authorizations (including applications therefor) utilized in the conduct of the Business (the "Business Licenses");

          (j) Balance Sheet Assets. Those assets, properties and rights of the Seller reflected on the Financial Statements (as hereinafter defined) or otherwise referred to in this Agreement or any Schedule hereto, subject to changes in the ordinary course of business through the Closing Date;

          (k) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to Assets and Liabilities (including copies of all Tax records related thereto); and

          (l) Telephone Numbers. The right, if any, which the Seller has to use the following telephone numbers: (516) 242-7915 and
                    (516) 242-7310 to the extent transferrable;

          (m)       Web Site. To the extent not otherwise  included  within this
                    Section 1.1, all tangible and intangible property (whether owned by or licensed to the Seller) utilized in connection with the World Wide Web site with the domain name WWW.CCGPRINT.COM (the "Site"), including but not limited to all pending and issued domain names associated with the Site;

                    all computer hardware and other equipment owned or leased by the Seller and utilized for the creation and maintenance of the Site; all intellectual property (including, without limitation, copyrights, trademarks, trade names, trade secrets and patents) owned by the Seller and contained within or utilized for the creation of the Site; all of the Seller's rights under any software or other license or service agreement (including, without limitation, Web site development and/or hosting agreement) or other agreements (including, without limitation, joint ventures, advertising agreements, or other business relationships) arising out of the Site.

          (n) Goodwill. All goodwill relating to the Assets and the Business.

          Section 1.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, the Purchaser shall not acquire and there shall be excluded from the Assets, the following (the "Excluded Assets");

          (a) The entire right and interest of the Seller in and to any policy of insurance or any proceeds of insurance paid or payable to the Seller, whether prior to or following the Closing Date, to the extent paid or payable solely in respect of any Excluded Liability;

          (b) Books and Records required by law to be retained by the Seller;

          (c) All of the rights, properties and assets of the Seller which may have been transferred or disposed of prior to the Closing Date as provided or permitted under this Agreement;

          (d)       all prepaid insurance premiums pertaining to the Business;

          (e) any claims for refunds or rebates of any Taxes paid prior to Closing; and

          (f) the personal property described on Schedule 1.2(f).

          Section 1.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, the Purchaser agrees that, on the Closing Date, the Purchaser shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, the following obligations and liabilities of the Seller to the extent existing on the Closing Date, except as may be specifically excluded pursuant to the provisions of this Agreement (the "Assumed Liabilities"):

          (a) Lease Obligations. All obligations of the Seller under the Personal Property Leases and the Real Property Lease arising and to be performed on or after the Closing Date;

          (b) Obligations Under Contracts and Licenses. All obligations of the Seller under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date;

          (c) Trade Payables and Balance Sheet Liabilities. All trade accounts payable arising in the ordinary course of the Seller's Business prior to the Closing Date and liabilities of the Seller reflected on the Financial Statements (as hereinafter defined) and any similar payables, obligations and liabilities not reflected on the Financial Statements but arising in the ordinary course of business through the Closing Date; and

          (d) Warranty Obligations. Seller's normal customer returns, adjustments or repairs relating to products or services sold in accordance with the Seller's returns practice, performed or provided by the Seller in the Business, but only with respect to products or services sold performed or provided prior to Closing, and only to the extent the same does not exceed $10,000.

          Section 1.4 Liabilities Not Assumed. Any provision of this Agreement to the contrary notwithstanding (and without implication that the Purchaser is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the Assumed Liabilities), the following liabilities (the "Excluded Liabilities") of the Seller and of the Shareholders are excluded and shall not be assumed or discharged by the Purchaser:

          (a) any liabilities for any Taxes of the Seller or the Shareholders attributable to or arising from or in connection with the income, business, assets, properties or operations of the Seller for any period (or portion thereof) ending on or before the Closing Date, or payable in connection with the transactions contemplated by this Agreement and any liabilities for any Taxes of any Affiliate (or any former Affiliate) of the Seller or the Shareholder;

          (b) any liability of the Seller or of the Shareholders for the unpaid Taxes of any Person under Treasury Regulation
                    1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise);

          (c)       any  liabilities  (whether  asserted before or after Closing
                    Date) for any breach of a representation, warranty, or covenant, or for any claim for indemnification, contained in any Real Property Lease, Personal Property Leases, Business Contract or Business License agreed to be performed pursuant hereto by the Purchaser, but only to the extent that such breach or claim arises out of or by virtue of the Seller's performance or non-performance thereunder prior to the Closing Date, it being understood that, as between the parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Real Property Lease, Personal Property Lease, Business Contract or Business License which by its terms, imposes such liabilities upon the Purchaser and which assignment is accepted by the Purchaser notwithstanding the presence of such a provision, and that the Seller's failure to discharge any such liability shall entitle the Purchaser to indemnification in accordance with the provisions of Section 7.2;

          (d) any liabilities of the Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any products liability claim or worker's compensation claim) regardless of when said claim or liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing;

          (e) any liabilities of the Seller arising out of infringement of the rights of any Persons;

          (f) liabilities of the Seller arising out of violations of any Laws or Orders;

          (g) any liability of the Seller not arising out of an act or omission solely attributable to the Purchaser in respect of any Action or Proceeding (whether asserted or commenced before or after the Closing Date);

          (h)       any liabilities relating to the Excluded Assets;

          (i) any liabilities of the Seller to pay fees or expenses of attorneys, advisors, accountants, engineers and other consultants incurred in connection with the transactions contemplated hereby;

          (j) any liabilities of the Seller to any Shareholder or to any Affiliate of the Seller; and

          (k) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by the Purchaser pursuant to the provisions of Section 1.3.

The Seller shall pay and discharge when due all of those liabilities of the Seller which the Purchaser has not specifically agreed to assume pursuant to the provisions of Section 1.3.

          Section 1.5 Proration of Lease Payments, Utility Charges and Other Payments. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (i) the Real Property Lease and any Personal Property Lease, (ii) insurance if requested by Purchaser, (iii) utility or similar regular periodic charges with respect to the Assets for which a final billing has not been received by the Seller, (iv) any installment of rental payments, and (v) any similar charge payable with respect to the Assets or the Assumed Liabilities during current period in which the Closing Date occurs shall be prorated between the Seller and the Purchaser, on the basis of the actual number of days elapsed from the first day of such period to the Closing Date.

          Section 1.6 Proration of Taxes. All property taxes, ad valorem taxes and assessments payable by the Seller but not due as of the Closing Date with respect to any of the Assets or the operation of the Business shall be prorated between the Seller and the Purchaser, on the basis of actual days elapsed between the commencement of the current fiscal tax year and the Closing Date based on a 365-day year.

          Section 1.7  Purchase Price.

          (a) The purchase price ("Purchase Price") for the Assets to be purchased by the Purchaser from the Seller hereunder shall be $7,500,000, subject to the adjustment set forth in Subsection (d) of this Section 1.7, and shall be payable as follows:

          (i) $3,500,000 in cash (the "Cash Payment"), which sum shall be paid by bank wire transfer in immediately available funds to a bank account designated in writing by the Seller; plus

          (ii) $1,000,000, payable pursuant to the terms of the Note (subject to adjustment as provided below); plus

          (iii) $1,000,000 payable pursuant to the terms of the Supplemental Note (subject to adjustment as provided below); plus

          (iv)      $600,000, in principal amount of Debentures; plus

          (v) $1,400,000 (subject to adjustment as provided in Section 1.7(e) below) by the assumption of the debt described in
                    Schedule 1.7(a)(v) ("Assumed Debt") which is included among the Assumed Liabilities.

          (b) The Purchase Price (including Assumed Liabilities) shall be allocated among the Assets in the manner set forth on Schedule 1.7(b) and agreed to by the parties hereto on or prior to Closing Date. Such allocations shall be made consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Each of the parties hereby covenants and agrees that it or he will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the allocation determined in accordance with this clause (b) and will cooperate with each other in timely filing consistent with such allocation on Forms 8594,

Asset Acquisition Statement, with the IRS, and will use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. If there is any adjustment to the Purchase Price, the Purchaser and the Seller shall reflect such adjustment to increase or decrease the particular allocations set forth on Schedule 1.7(b) to reflect the nature of such adjustment, provided that adjustments under Section 1.7(d) and Section 1.8 shall be to the good will allocation.

          (c) The Cash Payment shall be adjusted as follows: (i) if Assumed Debt exceeds $1,400,000, the Cash Payment shall be reduced by an amount equal to the difference between Assumed Debt and $1,400,000 and (ii) if Assumed Debt is less than $1,400,000, the Cash Payment shall be increased by an amount equal to the lesser of (A) the difference between $1,400,000 and the Assumed Debt and (B) $250,000.

          (d) If the actual amount of sales generated by the Business ("Actual Sales") at the end of the three 12-month periods from July 1 through June 30 beginning July 1, 1999 through June 30, 2002 is less than the Required Sales Amount applicable to such period, amounts payable under the Note and the Debenture shall be reduced effective on June 30 of the applicable period by an amount equal to the product of (i) 0.169 times (ii) the difference between Actual Sales and Required Sales. If the actual amount of sales generated by the Business that is not subject to commission ("Actual Non-Commission Sales") is less than the Required Non- Commission Sales Amount in any such period, amounts payable under the Note and the Debenture shall be reduced effective on June 30 of the applicable period by an amount equal to the aggregate commissions paid during such period with respect to such shortfall. Any reduction pursuant to this subsection (d) shall first be applied to the outstanding principal balance of the Note and, then to the outstanding principal amount of the Debentures. Notwithstanding the foregoing, if (a) Purchaser substantially and materially changes the scope of responsibilities of any Shareholder, (b) such Shareholder shall have notified the Purchaser of such change within thirty (30) days of such occurrence and (c) there is a decrease in Actual Sales, then the Required Sales Amount and the Required Non-Commission Sales Amount shall be reduced to such amounts as the Seller and the Purchaser reasonable shall determine by mutual agreement.

          (e) Purchaser shall prepare and deliver to Seller an annual sales report ("Annual Sales Report") detailing Actual Sales for each of the first three years following the Closing. Such Annual Sales Reports shall be delivered within 30 days of the end of the relevant period.

          (f) Amounts payable under the Supplemental Note shall be adjusted as follows: (i) if any Key Shareholder fails to perform his obligations under
Section 6.4 of this Agreement amounts payable pursuant to the Supplemental Note shall be reduced by thirty three and one-third percent (33.33%), (ii) if a second Key Shareholder finds to perform his obligations under such section, amounts then payable under the Supplemental Note shall be reduced by fifty percent (50%); and (iii) if the third Key Shareholder fails to perform his obligations under such Section, amounts payable under the Supplemental Note shall be reduced to $0.

          Section 1.8 Minimum Working Capital. Within 30 business days after final determination of the Closing Date Balance Sheet as provided in Section 1.9 below, the Purchase Price shall be reduced by an amount equal to the amount by which the adjusted working capital (adjusted current assets minus adjusted current liabilities) as shown on such Closing Date Balance Sheet is more than $200,000 less than adjusted working capital as reflected on the balance sheet annexed hereto as Exhibit H. For purposes hereof "adjusted current assets" and "adjusted current liabilities" mean current assets and current liabilities, respectively, in each case subject to the adjustments for assets not purchased and liabilities not assumed by the Purchaser and for the current portion of the Assumed Debt. Any adjustment to the Purchase Price pursuant to this Section 1.8 shall be applied to reduce the outstanding principal balance of the Note. If such adjustment exceeds the amount of the Note, such excess shall promptly be paid in cash by the Seller to the Purchaser. The parties hereto agree that any such reduction of the Purchase Price shall be applied to reduce the outstanding principal balance of the Note.

          Section 1.9 Closing Date Balance Sheet. As promptly as practicable, but in any event not later than ninety (90) days after the Closing Date, the Seller shall cause to be prepared and delivered to the Purchaser an unaudited balance sheet for the Seller as of the Closing Date, which shall be prepared in accordance with GAAP consistently applied and in substantially the manner used to prepare the Financial Statements, which balance sheet shall include all Liabilities of the Seller incurred in the ordinary course since December 31, 1998, except the assets shall be the Assets only (the "Closing Date Balance Sheet").

          Section 1.10 Dispute Resolution. If in good faith (i) the Purchaser disagrees with the Closing Date Balance Sheet, (ii) the Seller disagrees with the computation of Annual Sales Report of the Business or (iii) the Seller and the Purchaser cannot agree upon a reduction in Required Sales Amount or Required Non-Commission Sales Amount in accordance with the last sentence of Section 1.7(d), then the Purchaser or the Seller, as the case may be (the "Disputing Party") shall notify the other in writing (the "Notice of Disagreement") of such disagreement within thirty (30) days after delivery of the Closing Date Balance Sheet or the Annual Sales Report, as applicable. The Notice of Disagreement shall set forth in detail the basis for the disagreement and the Disputing Party's computation of the Closing Date Balance Sheet or the Annual Sales Report or the reduction in Required Sales Amount or Required Non- Commission Sales Amount, as applicable. Thereafter, the Purchaser and the Seller shall attempt in good faith to resolve and finally determine the disputed matter. If the Purchaser and the Seller are unable to resolve the disagreement within twenty
(20) days after delivery of the Notice of Disagreement, then the Seller and the Purchaser shall appoint Holtz Rubenstein & Co., LLP (the "Independent
Accountant") to resolve the disputed items and make a determination. Such determination will be made, and written notice thereof given to the Seller and the Purchaser, within sixty (60) days after such selection. The Independent Accountant's recalculation of the Closing Date Balance Sheet or the Actual Sales Statement or the reduction in Required Sales amount or Required Non-Commission Sales Amount, as applicable, shall be final, binding and conclusive upon the parties hereto and no party shall have any right to contest such resolution. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Date Balance Sheet or the Actual Sales Statement or the reduction in Required Sales Amount or Required Non-Commission Sales Amount, as applicable, in light of such resolution. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 1.10 will be shared equally by the Seller and the Purchaser.

          Section 1.11 Closing Date. The consummation of the sale of the Assets (the "Closing") shall be held at 10:00 a.m. on (i) the later to occur of July 1, 1999 and the fifth Business Day after all conditions to respective obligations of the parties have been satisfied or waived or (ii) at such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as, the "Closing Date") at the offices of Farrell Fritz, P.C., EAB Plaza, Uniondale, New York 11556 or such other location as shall be mutually agreed to by the parties.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE SHAREHOLDERS

          The Seller and the Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:

          Section 2.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated. The Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. The jurisdictions in which the Seller is so qualified are set forth on Schedule 2.1.

          Section 2.2 Capitalization; Title to the Securities. All of the issued and outstanding shares of capital stock of the Seller are owned, directly or indirectly, beneficially and of record by the Shareholders free and clear of all Liens.

          Section 2.3 No Equity Interests. The Seller does not own, directly or indirectly, any capital stock of, or any other interest in, any other Person.

          Section 2.4 Options or Other Rights. No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of the Seller, whether upon conversion of other securities or otherwise, are outstanding and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

          Section 2.5 Validity and Execution of Agreement. The Seller and each Shareholder each has the full legal right, capacity, power, ability and approval required to enter into, execute and deliver this Agreement and to perform fully his or its obligations hereunder.

The board of directors of the Seller has approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by such parties, and the Seller has all requisite corporate authority to do so. This Agreement has been duly executed and delivered by the Shareholders and the Seller and constitutes the valid and binding obligation of the Shareholders and the Seller enforceable against it in accordance with its terms.

          Section 2.6 No Conflict. Except as disclosed on Schedule 2.6 hereto, neither the execution, nor delivery of this Agreement by the Seller and the Shareholders nor the performance by the Shareholders and the Seller of the transactions contemplated hereby will: (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Seller; (ii) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity, or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Seller or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Seller is a party or by which they or any of their properties or assets may be bound or affected; (iii) violate or conflict with any provision of any Law or Order applicable to the Business, the Assets, any Shareholder or the Seller; or
(iv) require any consent or approval of or filing or notice with any Person.

          Section 2.7 Genuiness and Authenticity of Books and Records Furnished to the Purchaser. Each of the Books and Records (or copies thereof) and instruments furnished by the Seller to the Purchaser prior to the Closing Date or concurrently therewith (whether under separate delivery or by way of attachment to any Schedule hereto), are or will be genuine and authentic originals or true, correct and complete duplicate copies of such items.

          Section 2.8 Certificate of Incorporation and By-laws. The Seller has heretofore delivered to the Purchaser true, correct and complete copies of the Certificate of Incorporation (certified by the Secretary of State of New York and By-laws (certified by the secretary of the Seller) of the Seller as in effect on the date hereof.

          Section 2.9 Financial Statements. The balance sheet of the Seller (i) as of December 31, 1998 and the related statements of retained earnings, income and cash flows for the year then ended and (ii) as of May 31, 1999 and the related statements of retained earnings, income and cash flows then current year to date (the "Financial Statements"), true and complete copies of which have heretofore been delivered to the Purchaser, fairly present, in all material respects, the financial position of the Seller as at such dates and the results of operations of the Seller for the fiscal periods then ended, in each case, in accordance with GAAP (including, without limitation, with all appropriate accruals and reserves except that depreciation is deducted on a tax basis) consistently applied for the periods covered thereby.

          Section 2.10 Undisclosed Liabilities. Except as disclosed on Schedule 2.10, the Seller does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, liability for Taxes, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively, "Liabilities"), whether or not of a kind required by GAAP to be set forth on a financial statement, other than
(i) Liabilities incurred since May 31, 1999 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) without violation of Section 4.2, and fully reflected as Liabilities on the Seller's books of account, none of which individually or in the aggregate, is material to the business, operations or condition (financial or otherwise), assets or properties of the Seller or (ii) Liabilities disclosed and reflected as liabilities on the Financial Statements for the Seller delivered to the Purchaser.

          Section 2.11 No Material Adverse Change. Since May 31, 1999, there has been no material adverse change in the business, operations or condition (financial or otherwise) of the Seller, or in the assets, liabilities, net worth or properties of the Seller, nor to the knowledge of the Seller and each Shareholder is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect on the Seller, whether or not covered by insurance.

          Section 2.12 Tax Matters. Except as disclosed on Schedule 2.12:

          (a) All Tax Returns required to be filed by or on behalf of the Seller have been duly filed on a timely basis and, to the Seller's knowledge, such Tax Returns are true, complete and correct. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, to the Seller's knowledge, no other Taxes are payable by the Seller with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to an employee, creditor, shareholder, independent contractor, or any other third party. There are no liens on any of the assets of the Seller with respect to Taxes.

          (b) To the Seller's knowledge, the unpaid Taxes of the Seller for all periods ending on or before the Closing Date do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Seller's Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Seller.

          (c) Purchaser has been furnished by the Seller true, correct, and complete copies of the (i) relevant portions of Tax audit reports, statements of deficiencies, closing or other agreements received by the Seller relating to Taxes, and (ii) all federal and state Tax Returns for the Seller for all periods ending on or after December 31, 1996. Seller has never been a member of an affiliated group (within the meaning of Section 1502 of the Code) filing consolidated returns. The Seller does not do business in any state, local, territorial or foreign taxing jurisdictions other than those for which all Tax Returns have been furnished to Purchaser. No claim has ever been made by an authority in a taxing jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (d) The Tax Returns of the Seller have never been audited by a government or taxing authority, nor is any such audit (or other proceeding) in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Seller, and the Seller has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Seller is neither a party to any Action or Proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Seller or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes of the Seller. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return or to pay any Tax, nor is any request for any such extension outstanding. The Seller has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. The Seller has not entered into any agreement with any Tax authority that would have a continuing Material Adverse Effect on the Assets or the Business after the Closing Date. There are no requests for rulings pending with respect to any Tax authority and the Seller has not received any such rulings.

          (e) The Seller has not disposed of any property which has been accounted for Tax purposes under the installment method. The Seller has not disposed of any asset or supplied any service or business facility of any kind in circumstances where the consideration to be received for such disposition or supply will be less than the consideration deemed received for Tax purposes. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Seller or the Assets shall be made after the date of this Agreement without the prior written consent of the Purchaser. The Seller does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

          (f) The Seller is not (nor has it ever been) a party to any Tax allocation, Tax indemnity, or Tax sharing agreement, does not owe any amount under any such agreements, and has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) The Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (h) The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and Seller will be an S corporation up to and including the Closing Date. Seller is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of Seller's assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103 of the Code. None of Seller's assets is tax-exempt use property within the meaning of Section 168(h) of the Code. Each asset with respect to which the Seller claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Seller. Seller is not, and has never been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax on the purchase of the assets of Seller by reason of Section 1445 of the Code. Seller is not a "foreign person" within the meaning of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. Seller has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Seller pursuant to Sections 162 or 280G of the Code. The Seller has not made nor is bound by any election under Section 197 of the Code.

          Section 2.13 Litigation. Except as set forth on Schedule 2.13, there are no outstanding Orders by which the Seller or any of its securities, assets, properties or businesses are bound. To the Seller's and each Shareholder's knowledge, there is no Action or Proceeding pending or threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets, properties or businesses, nor, to the knowledge of the Seller or any Shareholder, are there any facts which would be reasonably likely to give rise to any such Action or Proceeding.

          Section 2.14 Contracts and Other Agreements. Schedule 2.14 contains a complete list of all contracts and other agreements which are among the Business Contracts or constitute Assumed Liabilities, whether written or oral to which the Seller is a party or by or to which the Seller, or its assets, properties or businesses is bound or subject which obligate the Seller to pay or receive payments in excess of $1,000 during the respective terms thereof (collectively, the "Material Contracts"). True and complete copies (or written descriptions of oral contracts) of all of the Material Contracts have been delivered to the Purchaser. Except as disclosed on schedule 2.14, all of the Material Contracts are valid, subsisting, in full force and effect and the Seller has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Seller and each Shareholder, no other party to any such Material Contract in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on
Schedule 2.14, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect, and the Seller knows of no reason such Material Contracts will not be enforceable by the Purchaser, following the consummation of the transactions contemplated by this Agreement.

          Section 2.15 Real Property.

          (a) The Seller is sole tenant of the Real Property pursuant to the Real Property Lease.

          (b) The Seller has no knowledge of any pending zoning change of the Real Property and has no knowledge of any unlawful or pending removal of any utilities serving the Real Property.

          (c) The Seller has no knowledge of current assessments for public improvements against the Real Property of any local improvement district or other taxing authority having jurisdiction over the Real Property in the process of formation.

          (d) The Seller has no knowledge of any person claiming any right to possession of the Real Property or any portion thereof adverse to the Seller.

          (e) The Seller has no knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, that would materially and detrimentally affect the use and operation of the Real Property by the Seller.

          (f) To the Seller's knowledge all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required for Seller's use of the Real Property are available at the Real Property.

          (g) The Real Property Lease remains in full force and effect and no default exists thereunder.

          Section 2.16 Transactions with Affiliates. Except as disclosed in the footnotes to the most recent Financial Statements for the Seller delivered to the Purchaser and as set forth on Schedule 2.16, no director, officer or Affiliate of the Seller has: (i) borrowed money from or loaned money to the Seller which remains outstanding; (ii) any contractual or other claim, express or implied, of any kind whatsoever against the Seller; (iii) any interest in any property or assets used by the Seller in its respective business; (iv) engaged in any other transaction with the Seller (v) owns, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Seller.

          Section 2.17 Accounts Receivable and Inventory. All Accounts Receivable reflected on the May 31, 1999 balance sheet of the Seller included in the Financial Statements, and all Accounts Receivable arising subsequent to May 31, 1999 (i) have arisen from bona fide sales transactions in the ordinary course of business of the Seller on customary terms, (ii) represent valid and binding obligations due to the Seller, as the case may be, enforceable in accordance with their terms except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (iii) subject only to a reserve for bad debts computed in accordance with GAAP, have been collected or are collectible in the ordinary course of business of the Seller, as the case may be, in the aggregate recorded amounts thereof in accordance with their terms. The Seller has not received written notice of any asserted or threatened setoff, counterclaim or other defense in respect of any Account Receivable individually amounting to $1,000 or more, or when aggregated with all such other Accounts Receivables, amounting to $5,000, or more, or knows of any facts which would serve as a basis for any of the foregoing. Schedule 2.17 lists any obligor which together with all of its Affiliates owes uncollected amounts to the Seller in an aggregate amount of $5,000 or more. All the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for obsolescence or damaged items. All items included in the Inventory to be delivered to the Purchaser at closing are the property of the Seller, and will be as of the Closing, be free and clear of any Lien, have not been pledged as collateral, are not held by the Seller on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Law or Order. To the knowledge of the Seller and the Shareholders, there is no design defect with respect to any Inventory, and each of such items contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

          Section  2.18  Compensation  Arrangements:   Officers  and  Directors.
Schedule 2.18 sets forth the name and current annual salary, including any bonus, if applicable, of all present officers and employees of the Seller together with a statement of the full amount of all remuneration paid by the Seller to such Persons. The Seller has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 2.18. None of such Persons has made a threat or otherwise indicated any intent to the Seller or to any Shareholder to cancel or otherwise terminate such Person's relationship with the Seller.

          Section 2.19 Tangible Property. Schedule 2.19 sets forth a true, complete and correct list of all categories of tangible personal property (other than Inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Seller and material to its business (collectively, the "Tangible Property") together with a description of all leases or subleases of Tangible Property to which the Seller is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in reasonable operating condition, subject to continued repair and replacement in accordance with past practice. Except as separately identified on Schedule 2.19, no approval or consent of any Person is needed so that the interest of the Seller in the Tangible

Property shall continue to be in full force and effect and enforceable by the Purchaser immediately following the Closing.

          Section 2.20 Intangible Property. Schedule 2.20 sets forth a list of all Intangible Property of the Seller material to the conduct of the Business. None of such Intangible Property infringes upon the rights of any other Person or, to the knowledge of the Seller and each Shareholder, is infringed upon by any other Person or its property and neither the Seller nor any Shareholder has received any notice of any claim of any other Person relating to any of the Intangible Property or any process or confidential information of the Seller and neither the Seller nor any Shareholder knows of any basis for any such charge or claim. Except for the Intangible Property, no other intellectual property or intangible property rights are required for the Seller to conduct its business in the ordinary course consistent with past practice. Except as separately identified on Schedule 2.20, no approval or consent of any Person is needed so that the interest of the Purchaser in the Intangible Property shall be in full force and effect and enforceable by the Purchasers immediately following the Closing.

          Section 2.21 ERISA. (a) Schedule 2.21 sets forth each Plan maintained or to which contributions are made by the Seller. The Seller has furnished to the Purchaser true, correct, and complete copies of each Plan including any amendments thereto, all related trust agreements, insurance contracts, and other funding agreements, the most recent determination letter received from the IRS, and the most recent Form 5500 annual report relating to each Plan. To the extent a Plan is not in writing, a short summary of such plan has been set forth in
Schedule 2.21. The Seller does not contribute or has ever contributed to any "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Each Plan and each related trust, insurance contract, or fund complies in form and in operation in all material respects with its terms and with the applicable provisions of ERISA, the Code and other applicable laws. With respect to each Plan: (a) no such Plan has been completely or partially terminated or been the subject of a Reportable Event and no proceeding by the PBGC to terminate any such Plan has been instituted or threatened; (b) all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Plan; (c) all contributions or payments to, or under, each Plan required by law to be made or paid on or prior to the Closing Date or by the terms of any Plan, contract or agreement have been made;
(d) no event or condition exists with respect to any Plan which could subject the Seller to a tax under Section 4980B of the Code; (e) each Plan which is intended to meet the requirements for tax favored treatment under the Code meets such requirements, has received a favorable determination letter from the IRS that it is a "qualified plan", and none of the Sellers is not aware of any facts and circumstances that could result in the revocation of such determination letter; (f) each such Plan may be amended or terminated by the Seller without liability to employees, former employees or others on or after the date hereof; and (g) no medical or death benefits are provided to retirees or other terminated employees except for those benefits required under federal and state health coverage continuation laws. The Seller has no liability with respect to the Plans that has not been accrued on the December 31, 1998 Financial Statements. With respect to each Plan that any of the Seller or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, or ever has contributed there have been no prohibited transactions (within the meaning of Code ss.4975). Neither Seller, nor to the knowledge of Seller or any Shareholder, any fiduciary, has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan. No Action, Proceeding or suit, with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or to the Sellers' knowledge threatened. The Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.
 The Seller and each Shareholder acknowledge that the Purchaser shall not assume any Plan.

          Section 2.22 Employee Relations. The Seller is not a party to, and there do not otherwise exist, any agreements with any labor organization, collective bargaining or similar agreement with respect to employees of the Seller. Except as disclosed on Schedule 2.22, the Seller has complied in all material respects with its obligations related to, and is not in breach of or in default under, any of the foregoing agreements and there are no complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of the Seller and each Shareholder, threatened, involving any employee, applicant for employment, or former employee of the Seller against the Seller. The Seller is not a party to any litigation, arbitration administrative or other proceeding relating to employment practices and is not aware of any facts or circumstances which could give rise to any such action or proceeding. During the last two (2) years, the Seller has not permanently laid off employees other than terminations of individual employees. During the past five (5) years, the Seller has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of the Seller and each Shareholder, threatened. During the last five (5) years, no labor organization has engaged in any organizing activities at any facility owned or operated by the Seller.

          Section 2.23 Insurance. Schedule 2.23 sets forth a list of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of the Seller. Such policies and binders are valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in the industries in which the Seller operates. The Seller is not in default in any material respect with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 2.23, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. The Seller has not received any notice of cancellation or non-renewal of any such policy or binder. The Seller has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 2.23 will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on Schedule 2.23 provides that premiums paid in respect of periods may be adjusted or recomputed based on claims paying experience of such policies or otherwise.

          Section 2.24 Licenses and Permits. Schedule 2.24 sets forth a list of the government permits, licenses, registrations and other governmental consents and authorizations (federal, state, local and foreign) which the Seller has obtained in connection with its assets, properties and business, and to the Seller's knowledge no others are required in order to conduct the Business as presently conducted. All such permits, licenses, registrations, authorizations and consents are in full force and effect, and except as separately identified on Schedule 2.24, shall continue to be in full force and effect and in good standing immediately following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any Shareholder has received any notice of any claim of revocation or has knowledge of any event which might give rise to such a claim.

          Section 2.25 Title; Liens. The Seller owns and has good and marketable title (except for such Tangible Personal Property specifically described on Schedule 2.19), to all of its assets and properties (tangible and intangible), including, without limitation, all of the assets and properties (except capitalized leases) reflected on the May 31, 1999 balance sheet of the Seller included in the Financial Statements, and, at the Closing Date, the Seller will have good and marketable title to all such assets and properties, in each case free and clear of any Lien, except for (i) Liens set forth on Schedule 2.25;
(ii) assets and properties disposed of in the ordinary course of business since May 31, 1999; or (iii) Liens permitted by Section 2.13 hereof and Liens securing the claims of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable.

          Section 2.26 Compliance with Laws. The Seller (i) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Seller, the Business or the Assets (including the use and occupancy thereof) are subject, including without limitation, any notices of violation of law or municipal ordinances, orders or requirements of the Departments of Housing and Buildings, Fire, Labor, Health or other state or municipal departments having jurisdiction against or affecting the Real Property and (ii) has not failed to obtain or to adhere to the requirements in all material respects of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with the Assets, or the Business.

          Section 2.27 Entire Business. The Assets to be sold by the Seller to the Purchaser pursuant to this Agreement constitute the entire Business of, and all of the tangible and intangible property used by, the Seller in connection with the conduct of the Business as heretofore conducted by the Seller (except for the Excluded Assets). There are no facilities, services, assets or properties shared with any other Person which are used by the Seller. Upon consummation of the transactions contemplated hereby, the Seller shall deliver to the Purchaser good and marketable title in and to, or a valid leasehold interest in, each of the Assets, free and clear of all Liens, except as disclosed in Schedule 2.25.

          Section 2.28  Environmental  Matters.  Except as set forth in Schedule
2.28 (with paragraph references corresponding to those set forth below):

          (a) No Order has been received by the Seller or any Shareholder, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller, threatened by any Governmental Authority with respect to any alleged failure by the Seller to have any license required under applicable Environmental Laws in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the Business, and to the knowledge of the Seller there are no facts or circumstances in existence which would reasonably be expected to form the basis for any of the foregoing.

          (b) The Seller does not own, operate or lease a treatment, storage or disposal facility on any of its real property requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local law;

          (c) The Seller has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business to any location, to the Seller's knowledge that is (i) listed on the National Priorities List under CERCLA, (ii) listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by any Governmental Authority that may lead to Environmental Claims against the Seller or the Business.

          (d) No Hazardous Material generated in connection with the operation of the Business has been recycled, treated, stored, disposed of or Released by the Seller at any location except in accordance with all applicable Environmental Laws.

          (e) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business has been filed by or on behalf of the Seller, and no site or facility now or previously owned, operated or leased by the Seller on any of its respective real property is listed or proposed for listing on the National Priorities List, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned by the Seller or, to the Seller's knowledge, on any site or facility, operated or leased by the Seller. No action has been taken by any Governmental Authority against the Seller or, to the knowledge of the Seller and each Shareholder, is in process that could subject any such site or facility to such Liens, and the Seller would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by the Seller or at the Real Property.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Seller in relation to any site or facility now or previously owned, operated or leased by the Seller on any of its real property which have not been delivered to the Purchaser prior to the execution of this Agreement.

          Section 2.29 Web Site. The Seller has all right, title and/or license and interest in and to all property required to operate and transfer the Site as contemplated by this Agreement (whether or not contained within Schedules 2.19 and/or 2.20), including, without limitation, title and/or licenses for all content in the form and manner used on the Site and all software and other technology utilized by the Seller in the design and operation of the Site. The use of such property within or in connection with the Site does not constitute an infringement or violation of any copyright, patent, trademark, trade secret or other proprietary or personal rights of any third party. In connection therewith, the Seller has all rights necessary to assign and transfer all licenses and agreements related to the Site to the Purchaser on the Closing Date.

          Section 2.30 Conduct of Business. (a) Since January 1, 1999, the Seller has operated only in the usual, regular and ordinary manner and has employed continuing best efforts to preserve its relationships with customers, suppliers, employees and others having business dealings with it. The Seller has taken no action to disrupt its business relationships.

          Section 2.31 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller and the Shareholders directly with the Purchaser without the intervention of any Person on behalf of the Seller and the Shareholders in such manner as to give rise to any claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment.

          Section 2.32 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The  Purchaser   represents   and  warrants  to  the  Seller  and  the
Shareholders as follows:

          Section 3.1 Organization and Capitalization. (a) The Purchaser is a corporation duly organized and validly existing corporation under the laws of the State of Delaware and has all requisite power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, and (ii) own, lease and operate its properties and assets as they are now owned, leased and operated.

          Section 3.2 Validity and Execution of Agreement. The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The person or persons executing this Agreement and all related agreements, documents and certificates on behalf of the Purchaser have been authorized to do so by appropriate proceedings. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

          Section 3.3 No Conflict. Neither the execution nor delivery of this Agreement by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby will: (i) violate or conflict with any of the provisions of the Certificate of Incorporation or by-laws of the Purchaser; (ii) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity, or the cancellation of the performance of any obligation under, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Purchaser is a party or by which the Purchaser or is assets may be bound or affected; (iii) violate or conflict with any Law or Order applicable to the Purchaser; or (iv) require any consent or approval by or filing or notice with any Person.

          Section 3.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller and the Shareholders without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any claim by any Person against any of the Seller or the Shareholders for a finder's fee, brokerage commission or similar payment.

          Section 3.5 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto made by the Purchaser, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

          Section 3.6. Litigation. There is no pending Action or Proceeding, and no Person has delivered to the Purchaser any written notice threatening to commence any Action or Proceeding that, to the knowledge of the Purchaser, challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the knowledge of the Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action or Proceeding contemplated by this Section 3.6.

                                   ARTICLE IV
            PRE-CLOSING COVENANTS OF THE SELLER AND THE SHAREHOLDERS

          The Seller and the Purchaser covenant and agree as follows:

          Section 4.1 Corporate Examinations and Investigations. At or prior to the Closing Date, the Purchaser shall be entitled, through its employees, representatives and advisers to make such investigation of the assets, properties, business and operations of the Seller, the Books and Records, Tax Returns, financial condition and operations of the Seller, as the Purchaser may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller, shall cooperate fully therein. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller and Shareholders under this Agreement. In order that the Purchaser may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the Seller, the Seller shall furnish the representatives of the Purchaser during such period with all such information and copies of such documents concerning the affairs of the Seller, as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operations of the Seller.

          Section 4.2 Other Agreements. The Seller, the Shareholders and the Purchaser each agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, and submissions of information requested by governmental or regulatory bodies and any other Persons required to be obtained by them for the consummation of the Closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

          Section 4.3 Name Changes. Simultaneously with the Closing, the Seller shall, and the Shareholders shall cause the Seller to, amend its certificate of incorporation to change its name to a name which does not contain the words "Contemporary Color Graphics" or substantially similar words.

          Section 4.4 Employees.

          (a) The Seller shall on or prior to the Closing Date terminate all employees of the Seller and the Purchaser shall offer employment to such former employees of the Seller as the Purchaser determines. Any such employee who accepts an offer of employment from the Purchaser shall be referred to as a "Purchaser Employee". Seller shall provide to the Purchaser a statement of all accrued vacation and sick time for Employees as of the Closing. The Purchaser shall be solely responsible for all accrued vacation or sick time to be paid on or after the Closing with respect to Purchaser employees, or the same will be included as part of the working capital adjustment described in Section 1.8. The Seller and the Shareholders covenant and agree that Purchaser will have no liability for accrued benefits owing to employees of the Seller other than accrued vacation reflected on the Seller's Financial Statements.

          (b) The Seller shall retain, and be solely responsible for, all benefits, compensation and other obligations payable to Purchaser Employees, and other employees of the Seller with respect to services performed, and claims incurred, in each case, prior to the Closing (including any severance payable to Purchaser Employees or other employees formerly employed by the Seller) under any Plans or any other plans, contracts, agreements, policies or arrangements related to compensation, severance or other employee benefits that are adopted, sponsored, maintained or contributed to by the Seller. The Purchaser shall be liable for all claims incurred from or after the Closing by any Purchaser Employee under any Plan or any other plans, contracts, agreements, policies or arrangements related to compensation, severance or other employee benefits that are adopted, sponsored, maintained or contributed to by the Purchaser. The Purchaser also shall be liable for all payments that may be required to be made on or after the Closing to any Purchaser Employee as a result of any event involving such Purchaser Employees occurring on or after the Closing. For purposes of this Section 4.4, disability claims are incurred on the date on which the disability was incurred or, in the case of a disability which is not incurred on a single, identifiable date, the date on which the disability was diagnosed; medical and dental services are incurred when an individual is provided with medical and dental care; death benefit claims are incurred at the time of death of the insured notwithstanding any other provision of any welfare benefit plan to the contrary. The Seller shall be responsible for all qualifying events under COBRA and COBRA claims incurred under the Seller's welfare plans on or before the Closing Date and, other than with respect to Purchaser Employees, following the Closing Date.

          Section 4.5 Returns and Taxes. The Seller shall prepare and timely file all Tax Returns required to be filed on or before the Closing Date, which returns shall be true, complete and correct. The Seller shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all Tax liabilities at any time existing, before the same shall be become delinquent and before penalties accrue thereon. In addition to the extent permitted by applicable law, the Seller shall provide to the Purchaser copies of all 1999 W-2 reports delivered to the Seller's employees reflecting compensation paid by the Seller to such Employees during 1999.

                                    ARTICLE V
                       CONDITIONS PRECEDENT TO THE CLOSING

          Section 5.1 Conditions Precedent to the Obligations of Each Party. The obligations of the Purchaser, the Seller and the Shareholders to consummate the Closing are subject to the satisfaction of the following conditions:

                  (a) No provision of any Laws or Orders shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by the Purchaser of all or any material portion of the Assets.

                  (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                  (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

          Section 5.2 Conditions Precedent to the Obligations of the Purchaser to Complete the Closing. The obligations of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller and the Shareholders contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller and the Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it or him on or prior to the Closing Date.

          (b) Third Party Consents. Except as otherwise waived by the Purchaser, all consents, permits and approvals from parties to contracts or other agreements with the Seller set forth on any Schedule to this Agreement, and any other material consent, permit or approval that may be required in connection with the performance by the Seller and each Shareholder of its or his obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Seller's contracts or other agreements with the Purchaser after the Closing shall have been obtained.

          (c)  Injunction,  etc.  At the  Closing,  there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets to be purchased by the Purchaser hereunder.

          (d) Opinion of Counsel to the Seller and the Shareholders. The Purchaser shall have received the opinion of McMillan, Rather, Bennett & Rigano, P.C., counsel to the Seller and the Shareholders, substantially in the form of Exhibit B hereto.

          (e) Closing Certificates of the Seller and the Shareholders. The Seller and the Shareholders shall have delivered to the Purchaser certificates signed by an authorized executive officer of the Seller and by the Shareholders, dated the Closing Date, as to the matters set forth in Section 5.2(a) and in form and substance satisfactory to the Purchaser.

          (f) Bulk Sales Filings. The Seller and Purchaser shall have timely made all required filings under all applicable state sales tax bulk sales notification statutes and regulations, and any other applicable state tax statutes in connection with the sale of the Assets to the

Purchaser and the Purchaser shall have received any bulk sales tax or clearance certificate or similar documents which may be required by any state taxing authority in order to relieve the purchaser of any obligation to withhold any portion of the Purchase Price or to eliminate any Tax Liability or Lien which may be imposed on the Business, including any of the Assets.

          (g) Conveyancing Documents. The Seller shall have executed and delivered to the Purchaser an (i) Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") in substantially the form of Exhibit C hereto, (ii) a Bill of Sale (the "Bill of Sale") in substantially the form of Exhibit D hereto, and (iii) such further instruments and documents as may be reasonably requested by the Purchaser in order to complete the transfer of the Assets to the Purchaser.

          (h) Lien Searches. The Purchaser shall have received lien search results satisfactory to the Purchaser demonstrating that the Assets are free and clear of all liens, claims and encumbrances of any description.

          (i) Employment Agreement. The Shareholders shall have each executed and delivered to the Purchaser an Employment Agreement.

          (j) Corporate Action. All corporate action by the Seller required to be taken in connection with the transactions contemplated by this Agreement shall have been validly taken and the Seller shall have furnished the Purchaser with a secretary's certificate, dated the Closing Date, to such effect and certifying copies of resolutions, minutes and such other instruments and documents as the Purchaser shall have reasonably required.

          (k) Environmental Audit. The Purchaser shall have received a phase I environmental report with respect to the Real Property, which report shall be in form and substance satisfactory to the Purchaser.

          (l) Non-Foreign Status. The Seller shall furnish to the Purchaser on or before the Closing Date a certification of the Seller's non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b).

          Section 5.3 Conditions Precedent to the Obligations of the Seller and the Shareholders to Complete the Closing. The obligations of the Seller and the Shareholders to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Seller and the Shareholders:

          (a) Representations, Warranties and Covenants. The representations, warranties and covenants of the Purchaser shall be true, complete and correct as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

          (b)  Injunction,  etc.  At the  Closing,  there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets to be purchased by the Purchaser hereunder.

          (c) Note and Supplemental Note. The Purchaser shall have executed and delivered to the Seller, the Note and the Supplemental Note.

          (d) Debentures. The Purchaser shall have executed and delivered to the Seller, the Debentures.

          (e) Employment Agreement. The Purchaser shall have executed and delivered to each Shareholder an Employment Agreement.

          (f) Purchaser's Organizational Documents. The Seller shall have received a copy of the articles of incorporation and by-laws of the Purchaser.

          (g)  Opinion  of  Counsel  to  the  Purchaser.   The  Seller  and  the
Shareholders shall have received the opinion of Farrell Fritz, P.C., counsel to the Purchaser, dated the Closing Date, substantially in the form of Exhibit E.

          (h) Closing Certificates of the Purchaser. The Purchaser shall have delivered to the Seller and the Shareholders certificates signed by a duly authorized officer of the Purchaser, dated the Closing Date, as to the matters set forth in Section 5.3(a) and in form and substance satisfactory to the Seller and the Shareholders.

          (i) Third Party Consents. Any material consent, permit or approval that may be required in connection with the performance by the Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

          (j) Corporate Action. All corporate action by the Purchaser required to be taken in connection with the transactions contemplated by this Agreement shall have been validly taken and the Purchaser shall have furnished the Seller with a secretary's certificate, dated the Closing Date, to such effect and certifying copies of resolutions, minutes and such other instruments and documents as the Seller shall have reasonably required.

                                   ARTICLE VI
                             POST CLOSING COVENANTS

          The parties  covenant to take the following  actions after the Closing
Date:

          Section 6.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Seller or relating to the Business, the Assets, the Excluded Assets, the Assumed Liabilities or the Seller in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, and (ii) for any other reasonable business purpose.

          Section 6.2 Record Retention. Each party agrees that for a period of not less than six years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business, the Assets, the Assumed Liabilities, the Excluded Assets or the Seller in its possession with respect to the periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such Books and Records as such party may intend to destroy.

          Section 6.3 Tax Matters. (a) The Purchaser shall pay all real property transfer, sales, use, transfer, and other similar Taxes and fees ("Transfer Taxes"), if any, applicable to, imposed upon or arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless the Seller against any and all taxes, claims, losses, damages, liabilities, costs and expenses incurred by Seller with respect to any such Transfer Taxes. The Purchaser shall prepare and timely file at its own expense all necessary documentation and Tax Returns with respect to such Transfer Taxes.

          (b) The Seller and the shareholders shall pay all income and other gains related Taxes applicable to, imposed upon or arising out, of or in connection with the transactions contemplated hereby.


          (c) The Seller shall pay all Taxes that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date.

          Section 6.4 Non-Compete. (a) Covenants Against Competition. The Key Shareholders and the Seller acknowledge that the (i) Key Shareholders' ownership of the Seller and employment with the Seller has brought the Key Shareholders in close contact with certain confidential affairs of the Seller not readily available to the public; and (ii) the Purchaser would not purchase the Assets but for the agreements and covenants of the Seller and the Key Shareholders contained in this Section 6.4. Accordingly, the Seller and each Key Shareholder each covenants and agrees that during the Restricted Period, as that term is defined below (the "Restricted Period"), none of such Persons shall engage in any Prohibited Activity.

                         (i) The  Restricted  Period will be five (5) years from
                    the Closing Date.

                           (ii)     Prohibited Activity means:

                           (A) Engaging in any business in direct competition with the Business or in any business that a Key Shareholder was engaged in or learned about during and in the course of his employment with the Purchaser. For this purpose, a business is deemed to be in direct competition with the Business if it sells the same or similar products or services as the Business does to the same customers or customers in the same industries as does the Business.

                           (B) Engaging in the sale of printing products and services for or to any business in the states of New York, New Jersey and Connecticut.

                           (C) Soliciting or attempt to solicit from any customer (except on behalf of the Purchaser) any business of the type then performed by the Purchaser.

                           (D) Suggesting, requesting, soliciting, persuading or importuning or attempting to suggest, request, solicit, persuade or importune any customer of the Business to cease doing business with the Purchaser or to reduce the nature and volume of business which such customer has customarily done or contemplates doing with the Purchaser.

                           (E) Employing or engaging or attempting to employ or engage, or offering or promising future employment to any person who is then currently employed by the Business.

                           (F) During and after the Restricted Period, failing to keep secret and retain in strictest confidence, and using for the benefit of itself or himself or others except in connection with the business and affairs of the Purchaser, any confidential information with respect to the Seller and the Business and the Assets, or learned by the

                           Seller and each such Key Shareholder heretofore or hereafter directly or indirectly from the Seller or the Purchaser, including, without limitation, information with respect to (a) sales figures, (b) or loss figures, (c) customers, clients, suppliers, sources of supply and customer lists (collectively, the "Confidential Seller Information"), and the disclosing such Confidential Seller Information to anyone outside of the Purchaser except with the Purchaser's express written consent and except for Confidential Seller Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of either the Seller, or any Key Shareholder.

                           (iii) The provisions of this Section 6.4 do not apply
                  to investments by the Seller or any Key Shareholder in shares of stock traded on a national securities exchange or on the national over-the-counter market which constitutes less than 5% of the outstanding shares of such stock, or in shares of stock in any amount in the Purchaser.

          (b) Survival. The provisions of this Section 6.4 will survive the termination of the employment of any Key Shareholder and remain in full force and effect during the Restricted Period except as provided in Section 6.2.1(a) of the Employment Agreements and except that the Restricted Period shall be accelerated (without affecting the Purchaser's payment obligations under Section 6.4(b)) to the date 30 days after the Purchaser receives written notice of a default in any payment obligation to the Seller or any Key Shareholder under this Agreement, the Note, the Supplemental Note or the Debenture if such default continues uncured for such period. The Restricted Period shall in no circumstances be accelerated if the Purchaser properly has failed to make a payment to the Seller or any Key Shareholder under this Agreement, the Note, the Supplemental Note or the Debentures pursuant to Section 9.3 hereof.

          (c) Subsequent Obligations. If any Key Shareholder continues in the employment of the Purchaser after the end of the Restricted Period as provided in Section 6.5 of the Employment Agreements (the "Continuing Employment") such Person will be bound by the provisions contained in this Section 6.4 during the first two (2) years of such Continuing Employment, and thereafter by a non-competition agreement then generally required by the Purchaser of employees with similar titles and responsibilities.

          (d) Rights and Remedies Upon Breach. If the Seller or any Key Shareholder breaches, or threatens to commit a breach of, any of the provisions of Section 6.4 (the "Restrictive Covenants"), the Purchaser shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Article 7, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity:

                           (i) The  right  and  remedy  to have the  Restrictive
                  Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Seller or any Key Shareholder of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser.

                           (ii) The right and  remedy to  require  the Seller or
                  any Key Shareholder to account for and pay over to the Purchaser all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by such person as the result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to the Purchaser.

          (e) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (f) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          (g) Enforceability in Jurisdiction. The Purchaser, the Seller and the Key Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Purchaser and each of the Seller and the Key Shareholders that such determination not bar or in any way affect the Purchaser's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (h) Acknowledgements. The Seller acknowledges that: (a) the compensation to the Seller in consideration of the agreements contained herein is fair and reasonable and adequately compensates such entity for its agreement not to compete; (b) the nature of the Prohibited Activities and the duration of the restricted period are fair and reasonable in light of the Business of the Seller, the Purchaser's business and such Key Shareholder's intimate knowledge of such business; and (c) with respect to each individual, based upon the length and breadth of such Key Shareholder's experience in the printing industry, the provisions of this Section 6.4 will not prevent such Key Shareholder from being gainfully employed in areas of the printing industry that do not constitute Prohibited Activities. The Key Shareholders acknowledge that they have directly benefited from and will continue to benefit from payments made to the Seller pursuant to the terms of this Agreement and that the direct benefit received by each of them is fair and reasonable and adequately compensates each such Key Shareholder for his agreement not to compete. Each Key Shareholder hereby waives its rights to defend any action to enforce the provisions of this Section 6.4 on the grounds that enforcement would prevent such Key Shareholder from being gainfully employed. The parties hereto further acknowledge that the agreements of the Seller and of each Key Shareholder set forth in this Section 6.4 are essential to the Purchaser in the context of the transactions contemplated hereby and that Purchaser would not enter into this Agreement in the absence of such provisions.

          (j)  Inapplicability  After Payment  Default.  This  provision of this
Section 6.4 shall become inapplicable if the Purchaser shall fail to make any payments due to the Seller under the Note, the Supplemental Note or the Debentures and such failure shall continue in any case for more than 30 days after written notice to the Purchaser from the Seller unless such failure results from a proper exercise of the Purchaser's set off rights pursuant to
Section 9.3 hereof.

          Section 6.5 Tax Cooperation. The Seller and the Purchaser shall (i) each provide the other, upon request, as promptly as practicable, with such information and assistance as may reasonably be necessary by any of them in connection with the preparation of any Tax Return, election, audit or other examination by any tax authority or judicial or administrative proceedings relating to a liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to any such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period. Without limiting the generality of the foregoing, the Purchaser shall retain and the Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The Seller and the Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Assets.

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

          Section 7.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of each of the Seller, the Shareholders and the Purchaser contained in this Agreement shall survive the Closing for a period of three years other than those representations contained in Sections 2.12, 2.13, 2.25 and 2.28 which shall survive for a period corresponding to the longest applicable statute of limitations that could apply to any claim that could give rise to a claim for indemnification hereunder.

          Section 7.2 Indemnification of the Purchaser. The Seller and each Shareholder, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser and any of its Affiliates, members, officers, partners, employees, successors and assigns from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of outside counsel or the costs reasonably allocated or attributable to the time of the Purchaser's in-house counsel and expenses of investigation and defense) or costs actually incurred, or other payment or performance obligations of any nature whatsoever required to be performed (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to
(i) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Seller or the Shareholders contained in this Agreement or in any other document contemplated by this Agreement, (ii) any Excluded Liability, (iii) Taxes described in Section 2.12, whether or not the Purchaser's Loss in respect of such Taxes is due to a breach of any warranty, covenant or representation of the Seller or the Shareholders contained in Section 2.12 or (iv) any Action or Proceeding, whether or not the Purchaser's Loss in respect of such Action or Proceeding is due to a breach of any warranty, covenant or representation of the Seller or the Shareholders contained in
Section 2.13.

          In furtherance of the foregoing and without limiting the foregoing, the Seller agrees to indemnify and hold the Purchaser harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Purchaser as a result of any failure to comply with any such bulk sales or similar statutes.

          Section 7.3  Indemnification  of the Seller and the Shareholders.  The
Purchaser agrees to indemnify, defend and hold harmless the Seller, the Shareholders and any of their Affiliates, directors, officers, partners, employees, successors and assigns from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Purchaser contained in this Agreement or any other document contemplated hereby (ii) any Assumed Liability assumed by the Purchaser pursuant to Section 1.3 or (iii) the conduct of the Business and the ownership of the Assets by the Purchaser following the Closing.

          Section 7.4 Method of Asserting Claims. The party making a claim under this Article VII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party fails to promptly retain defense counsel. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (z) the counsel retained by the Indemnifying Party fails to promptly undertake the defense and to vigorously defend the Indemnified Party. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) right prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless, the settlement is for cash and as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

          (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days of receipt of the Claim Notice that it disputes such claim, the amount of such claims shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          (c) So long as any right to  indemnification  exists  pursuant to this
Article VII, the affected parties each agree to retain all Books and Records related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential.)

          (d) In addition to any other right available to the Purchaser hereunder or otherwise, the Purchaser may pursue collection of any indemnification claims against the Seller under the Escrow Agreement. The foregoing notwithstanding, the right of the Purchaser to indemnification hereunder shall not be limited by or to any amounts held pursuant to the Escrow Agreement.

          (e) Notwithstanding any provision of this Section 7.4, in the event that the Purchaser suffers (i) a Loss as described in subsections 7.2(iii) or 7.2(iv), or (ii) Loss pursuant to Section 5.2(f) hereof, the Purchaser shall have a direct right of set-off against the Note and the Debentures which may be exercised immediately without having to comply with the provisions of this
Section 7.4.

          Section 7.5 Insurance. The amount of Losses recoverable pursuant to this Article 7 shall be offset by any insurance proceeds recovered by the Indemnified Party.

          Section 7.6 Basket. Neither the Seller nor the Shareholders shall be required to make any indemnification payment pursuant to Section 7.2 until such time as the total amount of all Losses that have been suffered or incurred by Purchaser exceeds $20,000 in the aggregate. At such time as the total amount of such Losses exceeds $20,000 in the aggregate, Purchaser shall be entitled to be indemnified with respect to all Losses including the initial $20,000 of Losses.

          Section 7.7 Cap on Indemnity Obligation of Seller. In no event shall the Seller's obligations under this Article 7 exceed the Purchase Price plus the sum of amounts payable to the Shareholders under Section 6.4 unless such loss relates directly to the Seller's breach of the representations contained in Sections 2.12, 2.13, 2.25 and 2.28 hereof.

                                  ARTICLE VIII
                            TERMINATION OF AGREEMENT

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) by the Purchaser, or by the Seller and the Shareholders, by written notice to the other parties hereto, in the event that the Closing shall not have occurred on or prior to the close of business on July 15, 1999 (unless such event has been caused by a breach of this Agreement by the party seeking such termination or, in the case of termination by the Shareholders, a breach by the Seller or any Shareholder); or

          (b) at any time on or prior to the Closing Date, by written consent of the Purchaser, the Seller and the Shareholders.

          Section 8.2 Survival. In the event this Agreement is terminated pursuant to Section 8.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 6.4(a)(ii)(F) and
Section 9.2 and (ii) there shall be no liability on the part of the Seller, the Shareholders or the Purchaser or their respective members, officers, directors or Affiliates, provided, however, that if such termination shall result from the breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

                                   ARTICLE IX
                                  MISCELLANEOUS

          Section 9.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          "Accounts Receivable" has the meaning specified in Section 1.1(c).

          "Action or Proceeding" means any action, suit, proceeding, arbitration or investigation or audit by any Governmental Authority.

          "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of a Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as limited partner of such other Person) will be deemed to control such other Person.

          "Assets" has the meaning specified in Section 1.1.

          "Assignment  and Assumption  Agreement"  has the meaning  specified in
Section 5.2(g).

          "Assumed Debt" has the meaning specified in Section 1.7(a)(iv).

          "Assumed Liabilities" has the meaning specified in Section 1.3.

          "Benefits" has the meaning specified in Section 6.4(d)(ii).

          "Bill of Sale" has the meaning specified in Section 5.2(g).

          "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business, operations, conditions of (financial or other), results of operations and Assets and Liabilities, including without limitation financial statements, budgets, pricing guidelines, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, and copies of all Tax records including, without limitation, Tax Returns and related work papers, ledgers, journals and letters from accountants.

          "Business"  has  the  meaning   specified  in  the  recitals  of  this
Agreement.

          "Business Contracts" has the meaning specified in Section 1.1(f).

          "Business Day" means any day on which commercial banks are not authorized or required by law to close in New York, New York.

          "Business Licenses" has the meaning specified in Section 1.1(i).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5.

          "Claim Notice" has the meaning specified in Section 7.4(a).

          "Closing" has the meaning specified in Section 1.11.

          "Closing Date" has the meaning specified in Section 1.11.

          "Closing Date Balance Sheet" has the meaning specified in Section 1.9.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (including any amendment or any successor provisions thereto).

          "Confidential Seller Information" has the meaning specified in Section 6.4(a)(ii).

          "contracts and other agreements" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

          "Debentures" means the $600,000 Disc Graphics, Inc. Convertible Debenture due July 1, 2002, substantially in the form attached hereto as Exhibit F.

          "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

          "Employment Agreements" shall mean the Employment Agreements between the Purchaser and each Shareholder, substantially in the form of Exhibit G hereto.

          "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location owned or occupied by such Person, or (b) any other violation or alleged violation of any Environmental Law. The term
"Environmental Claim" shall include, without limitation, any claim by any Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by an third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases or pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" has the meaning specified in Section 1.2.

          "Excluded Liabilities" has the meaning specified in Section 1.4.

          "Financial Statements" has the meaning specified in Section 2.9.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

          "Hazardous Material" means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are not or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import under any Environmental Law; and
(c) any other chemical or other material or substance, exposure to which is not or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

          "Indemnified Party" has the meaning specified in Section 7.4.

          "Indemnifying Party" has the meaning specified in Section 7.4.

          "Intangible Property" has the meaning specified in Section 1.1(h).

          "Inventory" has the meaning specified in Section 1.1(b).

          "IRS" means the Internal Revenue Service.

          "Key Shareholder" means each of Laurence Locks, Anthony Cutrone and Michael Cutrone.

          "Knowledge" or words to that effect shall mean, as to any Person, to the knowledge of such Person after due inquiry and investigation. With respect to the Seller, "knowledge" shall mean the knowledge of the Shareholders or of any other officer of the Seller.

          "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

          "Liabilities" has the meaning specified in Section 2.10.

          "Lien" means any lien, pledge hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Losses" has the meaning specified in Section 7.2.

          "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or would reasonably be expected to be materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

          "Material Contracts" has the meaning specified in Section 2.14.

          "Note" means a promissory note of Purchaser in the principal amount of $1,000,000, in substantially the form of Exhibit A-1 hereto.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.

          "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          "Personal  Property  Leases"  has the  meaning  specified  in  Section
1.1(e).

          "Plan" means any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual, which is in the nature of
(a) an employee pension benefit plan (as defined in ERISA 3(2)), (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)) or (c) an incentive, deferred compensation, or other benefit arrangement for employees, former employees, their dependents or their beneficiaries.

          "Purchaser" has the meaning specified in the recitals to this Agreement.

          "Real Property" means the real property located at 200-F Executive Drive, Edgewood, New York 11717.

          "Real Property Lease" has the meaning specified in Section 1.1(a).

          "Release" means any release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Required Non-Commission Sales Amount" means (a) $5,450,000 for the period from July 1, 1999 through June 30, 2000, (b) $6,180,000 for the period from July 1, 2000 through June 30, 2001, and (c) $6,370,000 for the period from July 1, 2001 through June 30, 2002.

          "Required Sales Amount" means (a) $7,550,000 for the period from July 1, 1999 through June 30, 2000, (b) $8,550,000 for the period from July 1, 2000 through June 30, 2001, and (c) $8,800,000 for the period from July 1, 2001 through June 30, 2002.

          "Restricted Period" has the meaning specified in Section 6.4(a).

          "Restrictive Covenants" has the meaning specified in Section 6.4(d).

          "Seller" has the meaning specified in the recitals to this Agreement.

          "Shareholders" has the meaning specified in the Recitals.

          "Supplemental Note" means a promissory note of the Purchaser in the principal amount of $1,000,000, in substantially the form of Exhibit A-2 hereto.

          "Tangible Property" has the meaning specified in Section 2.19.

          "Tax" and "Taxes" means all taxes, charges, fees, levies, duties or other assessments of a Governmental Authority including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, gains, personal property, ad valorem sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any charge in lieu of any tax), including any interest, penalty, or addition thereto, whether disputed or not, imposed by any federal, territorial, state, local or foreign government, agency or political subdivision thereof, or other taxing authority.

          "Tax Returns" means any return, declaration, report, claim for refund, information return, statement or other document relating to Taxes, including any schedule or attachment thereto, or any related or supporting information, and including any amendment thereof.

          Section 9.2 Expenses. Each of the parties hereto shall pay its own expenses (including, without limitation, attorneys' and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

          Section 9.3 Purchaser's Right to Off-Set. In addition to any other rights or remedies provided hereunder or at law, the Purchaser shall have the right to apply amounts payable by the Seller or the Shareholders to the Purchaser hereunder (whether such amounts arise pursuant to a claim for indemnity or otherwise) to reduce amounts payable to the Seller or the Shareholders hereunder or under any document or instrument executed in connection herewith. Notwithstanding the foregoing, before the Purchaser exercises the right provided in the preceding sentence with respect to any claim for indemnity the Purchaser shall comply with the provisions of Section 7.4 hereof, and nothing herein shall preclude the Seller's right to seek redress if the Seller disputes the Purchaser's exercise of its set-off rights hereunder.

          Section 9.4 Further Assurances. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Seller and each Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the Purchaser the Assets to put the Purchaser in actual possession and operating control of the Business and to assist the Purchaser in exercising all rights with respect thereto.

          Section 9.5 Notices. All notices, requests, demand and other communication required or permitted to be given hereunder shall be in writing and shall be given by hand against receipt or sent by reputable overnight delivery service or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to be effective upon the earlier of (a) actual receipt, or (b) when received, if delivered in person or (c) one (1) Business Day after sent by overnight delivery service or (d) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9.5):

                  If to the Seller:

                           Contemporary Color Graphics, Inc.
                           200-F Executive Drive
                           Edgewood, New York  11717
                           Attention: Laurence Locks
                           Facsimile:(516) 242-7310

                  If to any Shareholder:

                           c/o Laurence Locks
                           Contemporary Color Graphics, Inc.

                           200-F Executive Drive
                           Edgewood, New York  11717
                           Facsimile:(516) 242-7310

                  In each case, with a copy to:

                           McMillan Rather Bennett & Rigano
                           48 South Service Road
                           Melville, New York  11747
                           Attn.:  William Cornachio, Esq.
                           Facsimile:(516) 694-2100

                  If to the Purchaser:

                           Disc Graphics, Inc.
                           10 Gilpin Avenue
                           Hauppauge, New York 11787
                           Attention: Donald Sinkin
                           Facsimile: (516) 582-4537

                  With a copy to:

                           Frank A. Bress, Esq.
                           Disc Graphics, Inc.
                           10 Gilpin Avenue
                           Hauppauge, New York 11787
                           Facsimile: (516) 234-3403


          Section 9.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser.

          Section 9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

          Section 9.8 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the party of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

          Section 9.9 Reserved.

          Section 9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Section 9.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary of the Purchaser (the "Principal Purchaser"). The Purchaser hereby guarantees the full and prompt performance by the Principal Purchaser of all its obligations under this Agreement and the other agreements to which the Principal Purchaser becomes a party in accordance with this Agreement.

          Section 9.12 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          Section 9.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          Section 9.14 Exhibits, Schedules and Annexes. The Exhibits, Schedules and Annexes are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits, Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          Section 9.15. Bulk Sales Laws. The Purchaser and Seller each hereby waive compliance by the Seller with the provisions of the Uniform Commercial Code "bulk sales", "bulk transfer" or similar laws of any state. The Seller agrees to indemnify and hold the Purchaser harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Purchaser or any of its affiliates as a result of the failure to comply with such laws.

          Section 9.16 Headings. The headings in this Agreement are for reference only, and shall not effect the interpretation of this Agreement.


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          Section  9.17.  Severability  of  Provisions.  If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   DISC GRAPHICS, INC.


                                   By: /s/ Donald Sinkin
                                   ---------------------
                                   Name:  Donald Sinkin
                                   Title: President and Chief Executive Officer


                                   CONTEMPORARY COLOR GRAPHICS, INC.


                                   By: /s/ Laurence Locks
                                   ----------------------
                                   Name: Laurence Locks
                                   Title: President


                                   /s/ Laurence Locks
                                   ------------------
                                   Laurence Locks, as a Shareholder



                                   /s/ Ronald Locks
                                   ----------------
                                   Ronald Locks, as a Shareholder


                                   /s/ Anthony Cutrone
                                   -------------------
                                   Anthony Cutrone, as a Shareholder



                                   /s/ Michael Cutrone
                                   -------------------
                                   Michael Cutrone, as a Shareholder


                                       45